Exhibit 10.21

STARZ SEVERANCE AGREEMENT

WITH

JASON WYRICK (the “Executive”) Effective

Date: April 1, 2016

This Starz Severance Agreement (the “Agreement”) is entered into, as of the Effective Date set forth above, by and between Starz Entertainment, LLC (the “Employer”) and the Executive named above.

This Agreement provides for severance benefits if the Executive’s employment with the Employer is terminated in a Qualifying Termination. Capitalized terms have the meanings set forth in Section 6.

Section 1. Severance Pay Benefits;

a. Severance Pay Benefits - Generally: Subject to Section 2, if the Executive’s employment is terminated in a Qualifying Termination that is not an Excluded Termination, the Executive will be eligible for severance pay benefits in an amount equal to 15 months of Base Pay (the “Severance Pay Amount”).

b. Form and Timing of Severance Pay: Except as otherwise provided in Sections 2 and 3, the Severance Pay Amount will be paid as follows:

i. An amount equal to 6 months of Base Pay will be paid in one lump sum payment within 60 days after the Executive’s termination date, and

ii. The remaining Severance Pay Amount will be paid in installments in amounts equal to the Executive’s Base Pay pursuant to the Employer’s regular payroll practices, commencing with the payroll date coincident with or immediately following the 6- month anniversary of the Executive’s termination date.

iii. Severance pay benefits will be subject to all applicable tax and other withholdings, except that no withholding will be made for any 401(k) plan or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

iv. If the Executive becomes re-employed by the Employer or any member of the Starz Group in any category of employment prior to the Executive’s actual receipt of any portion of the severance pay benefit, the severance payments will be suspended, and the Executive will not be subject to additional severance payments under this Agreement. If the Executive dies after becoming eligible for severance pay but before the Executive receives the full amount of his or her severance pay benefit, the remaining amount of such Severance Pay Amount will be paid in one lump sum, within 60 days after the Executive’s date of death, to the Executive’s estate.

v. In no event will the severance pay benefits be considered “wages” pursuant to any State law or regulation.

c. Adjustments to Severance Pay Benefits: The Severance Pay Amount shall be reduced by each of the following, provided that the aggregate reductions shall not reduce severance pay below the Release Consideration:

i. the amount of wages or other compensation for services received by the Executive from any other employer or other entity (that is not a member of the Starz Group) during the Severance Period, but this reduction shall apply only to the installment payments of the Severance Pay Amount;

ii. any wages or wage replacement benefits paid or payable to the Executive with respect to any applicable notice period required under the Worker Adjustment and Retraining Notification Act (WARN) or any state law with respect to notice prior to termination;

iii. to the extent permitted by law, by any debt that the Executive owes the Employer or any member of the Starz Group at the time the Severance Pay Amount becomes payable; and

iv. the Severance Pay Amount under this Agreement will be reduced (but not below the Release Consideration) by any amount of severance pay the Executive may be entitled to receive under any other severance plan or arrangement, individual written employment agreement or other agreement relating to payment upon separation from employment.

d. Enhanced Severance Pay Benefits Upon a Change in Control. If the Executive experiences a Qualifying Termination within 30 days preceding or twelve months immediately following a Change in Control, in addition to the Severance Pay Amount described in Section 1(a) above, and subject to the adjustments in Section 1(c) and the provisions of Section 2, the Executive will be entitled to the following additional severance pay benefits:

i. A lump sum payment equal to 30% of the Executive’s Severance Pay Amount, which will be paid within 60 days following such termination date; and

ii. Provided that the Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer will contribute to the health plan maintained by the Employer as of the date of termination, or any such successor health plan maintained by the Employer, that monthly amount that reflects the portion of the premium for such coverage that is paid by the Employer as of the date of termination throughout the period beginning on the date of termination and ending on the earliest of (A) the date that is 18 months following the date of termination, or (B) the expiration of the coverage period specified under COBRA.

Section 2. Conditions for Payment of Severance Pay Benefits; The Executive must meet all of the following conditions in order to be eligible to receive severance pay benefits under this Agreement:

a. Waiver and Release Agreement Required: To the extent permitted under applicable law, the severance pay benefits provided under this Agreement are conditioned upon the Executive returning the signed Waiver and Release Agreement to the Employer by the 45th day following the Executive’s termination date and such Waiver and Release Agreement becoming irrevocable (the “Release Review Period”).

b. Agreement to Not Solicit and to Keep Information Confidential: The Executive agrees that, during his or her employment with the Employer or any member of the Starz Group and during the Severance Period, the Executive will not:

i. solicit or divert any business or any customer from any Starz Group member or assist any person in doing so or attempting to do so, or cause or seek to cause any person to refrain from dealing or doing business with any member of the Starz Group or assists any person in doing so or attempting to do so;

ii. solicit or induce, directly or indirectly, or cause or authorize others to solicit or induce, directly or indirectly, any person employed by any member of the Starz Group to leave such employment with the Starz Group member; and

iii. disclose or furnish to, or use for the benefit of, any other person, firm or corporation any Confidential Information, except in the course of the proper performance of the Executive’s employment duties or as required by law (in which event the Executive shall give prior written notice to the Employer and shall cooperate with the Employer in complying with such legal requirements), and the Executive agrees that (A) the Employer and its affiliates will be irreparably injured in the event of a breach of the provisions of this paragraph; (B) because monetary damages will not be an adequate remedy for any such breach, the Employer and its affiliates will be entitled to injunctive relief, in addition to any other remedy which they may have, in the event of such a breach of the provisions of this paragraph; and (C) the existence of any unrelated claims which the Executive may have against the Employer or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Employer or its affiliates of any of their rights under this paragraph.

c. Transfer of Duties: The Executive must cooperate with the orderly transfer of his or her duties as requested by the Employer.

d. Return of Property: The Executive must return all Employer and Starz Group property by a date specified by the Employer.

e. Notification of Other Employment: The Executive must notify the Employer in writing immediately upon becoming employed by any employer in any capacity during the Severance Period.

Section 3. Application of Code Section 409A to Severance Pay: To the extent that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) applies to any payment of severance under this Agreement, the following will apply:

a. Any payable that is triggered upon the Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A.

b. For purposes of Section 409A, the Executive’s right to receive installment payments of any severance amount shall be treated as a right to receive a series of separate and distinct payments.

i. If the Release Review Period (as defined in Section 2) straddles two calendar years, then the lump sum payment of the Severance Pay Amount will be paid in the second calendar year, regardless of when the Waiver and Release Agreement is signed.

c. In no event will the Employer or its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

d. In the event that the Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment that is subject to Section 409A, such payment shall be delayed until the earlier of (A) the first business day of the seventh calendar month following such termination of employment, or (B) the Executive’s death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

Section 4. Miscellaneous;

a. Amendment and Termination of Agreement. This Agreement may be amended or terminated only by written action signed by the Executive and the Employer; provided, however, that the Employer may assign this Agreement to any member of the Starz Group, or any successor to any member of the Starz Group, without the consent of the Executive.

b. Ineligibility for Other Severance Plans. The Executive acknowledges and agrees that he or she is not eligible to participate in, or to receive any benefits under, the Starz Severance Plan for Employees, the Starz Severance Plan for Executives, or any successor plan to such plans.

c. No Additional Rights Created. The terms and conditions of the Executive’s employment with the Employer (or any affiliate) may not be modified or in any way affected by this Agreement.

d. Records. The records of the Employer with respect to the determination of eligibility, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Agreement.

e. Construction. The laws of the State of Colorado will apply and any action brought under this Agreement shall be brought in the State of Colorado.

f. Return of Amounts Paid in Error. Upon a determination by the Employer that amounts have been paid under this Agreement to the Executive or other individual in error, or amounts have been paid to any individual not entitled to payment under the terms of this Agreement, the Executive or other individual receiving such incorrect payments will repay such amounts to the Employer immediately upon notice of such error, and the Employer will have the right to pursue such repayment to the fullest extent of the law.

g. Severability Provisions. If any provision of this Agreement, or the application of such provision to any person or in any circumstance, is found by a court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Agreement to the extent necessary to make such provision unenforceable against such person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Agreement or (ii) the enforceability of such provision against any person or in any circumstance other than those against or in which such provision is found to be unenforceable.

Section 5. Arbitration;

a. Application of Section. Other than any action to obtain injunctive relief relating to the matters set forth in Section l of this Agreement, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Employer or termination therefrom, including, without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims that may not, by statute, be arbitrated, both Executive and the Employer (and its members, managers, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Employer acknowledge that they are relinquishing their right to a jury trial in civil court. The Executive and the Employer agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Employer.

b. Arbitration. The arbitration shall be subject to the Federal Arbitration Act and shall be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration shall be commenced and heard in the Denver, Colorado metropolitan area. Only one arbitrator shall preside over the proceedings, who shall be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within ten business days following receipt of such list, the arbitration tribunal shall select the arbitrator. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal or state court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Employer and Executive as though the dispute were pending in federal court. The arbitrator shall have the ability to rule on pre-hearing motions as though the matter were in a federal court, including the ability to rule on a motion for summary judgment.

c. Fees. If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Employer, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Colorado state court. Each party shall pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that attorneys’ fees shall be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

Section 6. Definitions;

a. “Base Pay” means the weekly base pay in effect for the payroll period during which the Executive’s employment is terminated. Overtime, bonuses, commissions, piece rate, incentive pay and any taxable or nontaxable fringe benefits or payments are not included in the calculation of Base Pay. For an Executive who is a part-time employee, such person’s “Base Pay” will be the Executive’s average weekly wages from the Employer for the most recent 8 weeks during which the Executive worked on at least two days, excluding overtime, bonuses, commissions, piece rate, incentive pay, and any taxable or nontaxable fringe benefits or payments.

b. “Change in Control” means the closing date of an Approved Transaction, or the effective date of a Board Change or a Control Purchase, as such terms are defined in the Starz 201I Incentive Plan.

c. “Confidential Information” means any and all non-public information as to which any member of the Starz Group takes reasonable steps to protect the confidentiality of and that affects or relates to the business of the Starz Group, including, without limitation: (i) financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, and software; (ii) such information as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts and lists; and (iii) all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how,” ideas, concepts, research, processes, and plans. “Confidential Information” does not include information relating to the Executive’s working conditions or wages, information that is in the public domain, information that is generally known in the trade, or information that the Executive can prove he or she acquired wholly independently of his employment with the Employer.

d. “Excluded Termination” means:

i. the employee’s employment is terminated because of resignation (other than a Voluntary Termination for Good Reason that is a Qua1ifying Termination), retirement, death or disability;

ii. the employee’s employment is terminated because of the employee’s misconduct or poor performance;

iii. prior to the termination of employment date, the employee is offered employment with any member of the Starz Group, any joint venture in which any member of the Starz Group is involved, any company affiliated with any member of the Starz Group in a joint venture, any purchaser of any business, division, interest or assets of any member of the Starz Group (including any entity involved in a trade of a business or a trade of assets with a Starz Group member) or any entity which is or will be spun off from any member of the Starz Group, if the offer for employment is at a location that is within 30 miles of the office where the employee was employed as of such date and the offered base wage for such employment is not more than 10 percent lower than the employee’s current base wage rate (which excludes overtime, bonuses, commissions, incentive pay and taxable and nontaxable fringe benefits), unless such termination constitutes a Voluntary Termination for Good Reason that is a Qualifying Termination;

iv. the employee fails to return to work after any leave of absence;

v. the employee voluntarily terminates his or her employment prior to the termination of employment date set forth in the notice of layoff, reduction in force, job elimination or restructuring, unless such termination constitutes a Voluntary Termination for Good Reason that is a Qualifying Termination.

e. “Qualifying Termination” means:

i. An involuntary termination of employment by reason of a layoff, reduction in force, job elimination or restructuring; or

ii. Solely within the 30 days preceding or the twelve months immediately following a Change in Control, a Voluntary Termination for Good Reason.

f. “Release Consideration” means the amount of severance pay benefits that is equal to one-twelfth of the Executive’s Base Pay in effect at the date of termination of the Executive’s employment, which amount shall constitute consideration for the Executive’s delivery of the Waiver and Release Agreement.

g. “Severance Period” means the period for which severance pay benefits are calculated as provided in Section I.

h. “Starz Group” means Starz, a Delaware corporation (and any successor thereto) and its (or its successor’s) direct and indirect subsidiaries (defined for this purpose as any entity which is more than 50% owned) as of the date of determination.

i. “Voluntary Termination for Good Reason” means the Executive’s termination of his or her employment with the Employer upon the occurrence of any of the following events without the prior consent of the Executive:

i. a significant reduction in the Executive’s then current Base Salary;

ii. a significant reduction in the Executive’s title, duties or reporting relationship with the Employer or the assignment to Executive of duties that are inconsistent with Executive’s position with the Employer; or

iii. the relocation of the Executive’s primary place of employment to a location that is more than 50 miles from the Executive’s primary place of employment as of the Executive’s termination date.

A Voluntary Termination for Good Reason shall not be effective unless all of the following provisions shall have been complied with: (A) the Executive shall give the Employer a written notice of the Executive’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (B) the Employer shall have 30 days after receiving such notice in which to cure such grounds; and (C) if the Employer fails, within such 30-day period, to cure such grounds to the Executive’s reasonable satisfaction, the Executive terminates his or her employment hereunder within 30 days following the last day of such 30-day period. If the Employer timely cures such grounds in accordance with the preceding sentence, the Executive shall not be entitled to terminate his or her employment pursuant to a Voluntary Termination for Good Reason based on such grounds.

j. “Waiver and Release Agreement” means the written agreement under which the Executive agrees to release the Employer and all others associated or affiliated with the Employer from all legal claims associated with the Executive’s employment by the Employer and to keep Starz Group information confidential and to not disparage any member of the Starz Group or any related person, such agreement to be in a form acceptable to the Employer.

IN WITNESS WHEREOF, the Employer and the Executive have signed this Agreement to be effective on the Effective Date.

Starz Entertainment, LLC

By:	/s/ Glenn Curtis
Title: President
Date: March 19, 2016

/s/ Jason Wyrick
Executive